Exhibit 99.1
Charlotte’s Web Reports 2021 Fourth Quarter
and Year-End Financial Results

•2021 Revenue grew 1% to $96.1M
•Adjusted EBITDA1 Loss improved $5M to ($18.6M)
•$19.5M cash at December 31, 2021

DENVER - March 24, 2022 – (TSX:CWEB, OTCQX:CWBHF), Charlotte’s Web Holdings, Inc. (“Charlotte’s Web” or the “Company”), the market leader in full spectrum hemp extract wellness products, today reported financial results for the fourth quarter and year ended December 31, 2021.

Effective January 4, 2022, Charlotte’s Web became a registrant of the U.S. Securities and Exchange Commission and subject to U.S. reporting requirements including the Company’s financial statements and financial data to be presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Amounts are presented in United States’ dollars, unless otherwise indicated.

“At the beginning of 2022 we took organizational actions, better aligned leadership and employees with shareholder interests, and simplified our business for focus, speed, and executional excellence. Our organization is fully engaged and we intend to grow our business,” said Jacques Tortoroli, Chief Executive Officer of Charlotte’s Web. “We have substantially completed our multi-year investment in our production capacity to effectively service a sophisticated mass retail channel when federal regulations are set for the CBD wellness category in the U.S. In the interim, regardless of regulatory actions, we are focused on developing sustainable revenue growth with our current customers and through new customer acquisitions, and new channels, as well as selective innovation in new products, and international market expansion.”

2021 Revenue Growth
For the twelve-month period ended December 31, 2021, net revenue grew 1.0%, to $96.1 million. Growth for 2021 from increased unit sales volumes was largely offset by an industry-wide consumer shift to lower priced CBD products; primarily gummies and topical products, where Charlotte’s Web is the market share leader.

Direct-to-consumer (“DTC”) e-commerce revenue decreased 2.3% year-over-year to $62.3 million while business-to-business (“B2B”) revenue grew 7.5%, to $33.8 million, increasing the Company’s leading market share position in total food/drug/mass retail (“F/D/M”), and U.S. natural specialty retail. Charlotte’s Web maintains the largest e-commerce business in the CBD industry and outperformed the overall DTC category. Gummies and topical products represented 31% and 19% of gross sales for the Company in 2021 respectively, versus 22% and 14% in 2020. DTC sales contributed 65% of the Company’s total net revenue in 2021 and B2B retail contributed 35%, versus 67% and 33% in 2020.

* Certain metrics, including those expressed on an adjusted basis, are non-GAAP measures, see “Non-GAAP Measures” below for additional information and a reconciliation to GAAP for all Non-GAAP metrics.

2021 Operations
Gross profit was $48.6M, or 50.6% of consolidated revenue, with gross profit excluding inventory provisions of $58.3 million, or 60.7% of consolidated revenue. A twelve-month net loss of $137.7 million for 2021 included $107.7 million of non-cash impairments in goodwill, customer relationships, trade names, inventory provisions, and other long-lived assets, compared to a net loss of $30.7 million in 2020. Adjusted EBITDA1 improved by $5.0 million versus 2020, resulting in a smaller adjusted EBITDA loss of $18.6 million*. The improvement reflects a $6.0 million reduction in selling, general and administrative (“SG&A”) expenses to $97.6 million, partially offset by lower gross profit due to channel and product mix shifts.

2021 Milestones
Charlotte’s Web continues to support federal and state legislative actions to help advance a comprehensive U.S. CBD regulatory framework, including the successful passing of state Assembly Bill 45 legalizing hemp CBD in California, and expanded bi-partisan sponsorship of Federal Bill H.R. 841. The Company also completed a clinical study reaffirming the liver health safety of Charlotte’s Web™ hemp derived CBD extracts and shared the quantitative data study results with the U.S. Food and Drug Administration.

Charlotte’s Web achieved USDA organic certification on select products and secured three new U.S. Patents for proprietary hemp cultivars, bringing its total to five. To secure future optionality to enter the U.S. cannabis wellness category, Charlotte’s Web purchased an option agreement to acquire Stanley Brothers cannabis business pending US federal legalization of cannabis.

International expansion initiatives progress in Canada where the Company completed the first international harvest of Charlotte’s Web’s proprietary patented hemp cultivars, with product planned for late 2022 availability. In the U.K., the Company’s applications were accepted and being processed for Novel Foods authorization. Charlotte’s Web recently appointed Savage Cabbage as the Company’s exclusive distributor in the U.K. The founder and CEO of Savage Cabbage, Jade Proudman, was also named the Company’s Global Brand Ambassador. In Israel Charlotte’s Web is preparing for product availability through its exclusive distribution partnership with Israel-based Intercure, pending Ministry of Health legalization of CBD.

“Internationally, our asset-light approach through partnerships provides efficient and cost-effective global expansion routes to market,” said Wes Booysen, Chief Financial Officer of Charlotte’s Web. “Additionally, as part of our recent reorganization, we believe we have right-sized our operating expenses to our current revenue.”

Balance Sheet and Cash Flow
Total cash use for 2021 was $33.3 million of which approximately $22 million was non-recurring payments including an $8 million strategic purchase option for Stanley Brothers USA Holdings, Inc.’s cannabis business. During the year, the Company added $8.3 million through its At-the-Market equity program. The Company’s cash and working capital at December 31, 2021 were $19.5 million and $75.6 million, respectively, compared to $52.8 million and $114.9 million at December 31, 2020. The current cash position does not reflect collection of an outstanding IRS tax refund of $10.8 million, which may be partially or fully collected in 2022. The Company maintains an unused $10 million line of credit with JPMorgan that has been put on hold due to the Company failing to meet required covenants in Q4 that were not waived.

Q4-2021 Financial Review

Fourth quarter impairment of intangible assets, long-lived assets and goodwill
The Company recognized impairments of $76M related to goodwill and $22M related to customer relationships, trade names and other long-lived assets. The impairments were primarily triggered as result of the decrease in the Company's market capitalization in the fourth quarter of 2021. This resulted in impairment charges of $98M which are factored into our net loss for Q4 and the full year. These are non-cash charges.

The following table sets forth selected financial information for the periods indicated.

	Three Months Ended December 31,
U.S. $ millions, except per share data	2021	2020

Revenue	$24.8	$26.9
Cost of goods sold	20.6	16.4
Gross profit	4.2	10.6

Selling, general and administrative expenses	24.4	23.3
Goodwill and asset impairments	98.0	—
Operating loss	(118.2)	(12.7)

Other income, net	(0.3)	0.3
Change in fair value of financial instruments and other	0.3	(2.0)
Income tax (expense) benefit	(0.2)	0.1
Net loss and comprehensive loss	$(118.2)	$(14.3)
Net loss per common share, basic and diluted	$(0.86)	$(0.10)

Consolidated net revenue for the fourth quarter ended December 31, 2021 was $24.8 million, an increase of 4.7% versus Q3-2021, and a decrease of 7.8% versus Q4-2020, due to sales and channel mixes and competitive DTC pricing.

Fourth quarter DTC net revenue was 12.1% lower year-over-year due to product mix and lower-than-expected online sales during the December holiday season. New DTC subscriptions increased 116% year-over-year and ecommerce conversion rates were strong at 11.8%. DTC accounted for 62% of total revenue in the fourth quarter of 2021 versus 65% for the same period in 2020.

Fourth quarter B2B revenue growth was flat year-over-year at $9.5 million on higher unit sales volume of new pet, topicals, and gummy products which carry lower average unit pricing. During the fourth quarter of 2021, Charlotte’s Web expanded its retail B2B distribution by more than 1000 doors in grocery, natural, and pet retail following the passing of Assembly Bill 45 in California, including nearly 800 GNC locations in 24 states. B2B contributed 38% of revenue in Q4-2021.

Three Months Ended
	December 31,		% Increase (Decrease)
	2021	2020
Total revenue - U.S. $ millions	$24.8 24.8	$ 26.9	(7.8) %
Direct-to-consumer ("DTC") net revenue	$ 15.3	$ 17.4	(12.1) %
Business-to-business ("B2B") net revenue	$ 9.5	$ 9.5	— %

Higher retail volumes and brand leadership produced market share gains at B2B retail across core retail channels. Charlotte’s Web holds the number one market share position across major retail channels including total U.S. F/D/M, total U.S. natural specialty retail, and e-commerce, based on market share data from leading third-party analysts such as Nielsen, SPINS, and Brightfield Group, respectively.

Gross profit of $4.2 million, or 16.9% of consolidated revenue, was negatively impacted by non-cash inventory provisions of $9.6 million for Q4-2021. Gross profit for Q4-2020 of $10.6 million was negatively impacted by non-cash inventory provisions of $5.8 million. Gross profit in the Q4-2020 quarter was also negatively impacted by lower net revenue and product and channel mixes.

Total SG&A expenses increased 4.7% to $24.4 million year-over-year from $23.3 million due to professional fees related to a transition to U.S. GAAP reporting and becoming an SEC registrant, as well as increased marketing spend including new retail displays and activations for recent large customer wins.

Net loss was $118.2 million for the fourth quarter as compared to net loss and comprehensive loss of $12.2 million in the fourth quarter of 2020. Adjusted EBITDA loss for the fourth quarter was $4.5 million, or 18.1% of net revenue, as compared to Adjusted EBITDA loss of $3.1 million, or 11.5% of consolidated revenue, for the fourth quarter of 2020. The higher loss is primarily due to lower gross profit as well as lower net revenue.*

Consolidated Financial Statements and Management’s Discussion and Analysis
The Company’s audited consolidated financial statements and accompanying notes for the year ended December 31, 2021 and 2020 and related management’s discussion and analysis of financial condition and results of operations (“MD&A”) are reported in the Company’s 10K filing on the Securities and Exchange Commission website at www.sec.gov and on SEDAR at www.sedar.com, and will be available on the Investor Relations section of the Company’s website at https://investors.charlottesweb.com.

Conference Call
Management will host a conference call to discuss the Company’s 2021 fourth quarter and year-end results at 8:30 a.m. ET on March 24, 2022. To participate in the call, please dial 1-416-764-8659 approximately 10 minutes before the conference call. A recording of the call will be available through March 31, 2022. To listen to the rebroadcast please dial 1-416-764-8677 and provide conference ID 231528. A webcast of the call can be accessed through the investor relations section of the Charlotte’s Web website.

About Charlotte’s Web Holdings, Inc.
Charlotte's Web Holdings, Inc., a Certified B Corporation headquartered in Denver, is the market leader in innovative hemp extract wellness products under a family of brands which includes Charlotte’s Web™, CBD Medic™, CBD Clinic™, and Harmony Hemp™. Charlotte’s Web branded premium quality products start with proprietary hemp genetics that are 100-percent American farm grown and manufactured into hemp extracts containing naturally occurring phytocannabinoids including cannabidiol (“CBD”), CBC, CBG, terpenes, flavonoids, and other beneficial hemp compounds. The Company’s CW Labs R&D division, advances hemp science at two centers of excellence in Louisville, Colorado, and the Hauptmann Woodward Research Institute at the University at Buffalo, part of the State University of New York (SUNY) network. Charlotte's Web product categories include full-spectrum hemp CBD oil tinctures (liquid products), CBD gummies (sleep, stress, exercise recovery), CBD capsules, CBD topical creams and lotions, as well as CBD pet products for dogs. Through its vertically integrated business model, Charlotte’s Web maintains stringent control over product quality and consistency. Charlotte’s Web products are distributed to more than 15,000 retail, over 8,000 health care practitioners, and online through the Company's website at www.CharlottesWeb.com.

Charlotte’s Web was founded by the seven Stanley Brothers with a mission to unleash the healing powers of botanicals through compassion and science, benefiting the planet and all who live upon it. Charlotte's Web is a socially and environmentally conscious company and is committed to using business as a force for good and a catalyst for innovation. The Company weighs sound business decisions with consideration for how its efforts affect employees, customers, the environment, and diverse communities. The rate the Company pays for agricultural products reflects a fair and sustainable rate driving higher quality yield, encouraging regenerative farming practices, and supporting U.S. farming communities. Management believes that its socially oriented and environmentally responsible actions have a positive impact on its customers, suppliers, employees and stakeholders. Charlotte's Web donates a portion of its pre-tax earnings to charitable organizations.

Shares of Charlotte's Web trade on the Toronto Stock Exchange (TSX) under the symbol “CWEB” and are quoted in U.S. Dollars in the United States on the OTCQX under the symbol “CWBHF”. As of March 22, 2021, Charlotte's Web had 145,110,106 Common Shares outstanding.

Forward-Looking Information

In the interest of providing the shareholders and potential investors of Charlotte's Web Holdings, Inc. with information about the Company, certain information provided herein constitutes forward-looking statements or information (collectively, "forward-looking statements") within the meaning of applicable securities laws. Forward-looking statements are typically identified by words such as "may", "will", "should", "could", "anticipate", "expect", "project", "estimate", "forecast", "plan", "intend", "target", "believe" and similar words suggesting future outcomes or statements regarding an outlook. Although these forward-looking statements are based on assumptions the Company considers to be reasonable based on the information available on the date such statements are made, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties, and other factors which may cause actual results, levels of activity, and achievements to differ materially from those expressed or implied by such statements. The forward-looking statements contained in this press release are based on certain assumptions and analysis by management of the Company in light of its experience and perception of historical trends, current conditions and expected future development and other factors that it believes are appropriate.

Specifically, this press release contains forward-looking statements relating to, but not limited to: activities relating to, and sponsorship of, legislation to advance regulatory framework; future optionality to enter the U.S. cannabis wellness category through purchase option agreement with Stanley Brothers; anticipated consumer trends and corresponding product innovation; anticipated future financial results; international expansion activities and strategy, including Israel product launch, harvest and planned product sales in Canada, and expansion in UK and EU; sales volume, product, channel and international expansion plans; growth of the Company’s market share position; collection of a near-term IRS tax refund; that the reorganization right sized our operating expenses to our revenue; the impact of certain activities on the Company's business and financial condition; suggested regulatory developments; and the Company's anticipated trajectory, long-term growth expectations and shareholder value creation.

The material factors and assumptions used to develop the forward-looking statements herein include, but are not limited to, the following: the impact of the COVID-19 pandemic; the regulatory climate in which the Company currently operates and may in the future operate; successful sales of the Company's products; the success of sales and marketing activities; there will be no significant delays in the development and commercialization of the Company's products, including in relation to supply chain disruptions; outcomes from R&D activities; ability for the Company to leverage R&D and brand recognition for product sales; the Company's ability to deal with adverse growing conditions (due to pests, disease, fungus, climate or other factors) in a timely and cost-effective manner; there will be no significant reduction in the availability of qualified and cost-effective human resources; new products will continue to be added to the Company's portfolio; demand for the Company's products will grow in the foreseeable future; there will be no significant barriers to the acceptance of the Company's products in the market, including in international markets; the Company will be able to maintain compliance with applicable contractual and regulatory obligations and requirements; there will be adequate liquidity available to the Company to carry out its operations and business plans; the Company will have sufficient capital to pursue its sales volume, product, channel and international expansion; and products do not develop that would render the Company's current and future product offerings undesirable and the Company is otherwise able to minimize the impact of competition and keep pace with changing consumer preferences.

The Company's forward-looking statements are subject to risks and uncertainties pertaining to, among other things, the adverse impact of the COVID-19 pandemic to the Company's operations, supply chain, distribution chain, and to the broader market for the Company's products; revenue fluctuations; nature of government regulations (both domestic and foreign); economic conditions; loss of key customers; retention and availability of executive talent; competing products; common share price volatility; loss of proprietary information; product acceptance; internet and system infrastructure functionality; information technology security; available capital to fund operations and business plans; crop risk; international and political considerations; regulatory changes; and including but not limited to those risks and uncertainties discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ending December 31, 2021 available on www.sec.gov and www.sedar.com, and other risk factors contained in other filings with the Securities and Exchange Commission available on www.sec.gov and filings with Canadian securities regulatory authorities available on www.sedar.com. The impact of any one risk, uncertainty, or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent, and the Company's future course of action depends on management's assessment of all information available at the relevant time.

Except as required by applicable law, the Company assumes no obligation to publicly update or revise any forward-looking statements made, whether as a result of new information, future events, or otherwise. All forward-looking statements, whether written or oral, attributable to the Company or persons acting on the Company's behalf, are expressly qualified in their entirety by these cautionary statements.

For further information contact:

Wes Booysen
Chief Financial Officer
Wes.Booysen@CharlottesWeb.com

Cory Pala
Director of Investor Relations
(720) 484-8930
Cory.Pala@CharlottesWeb.com

CHARLOTTE’S WEB HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$ 19,494	$ 52,803
Accounts receivable, net	4,882	4,793
Notes receivable - current	495	2,757
Inventories, net	52,077	63,157
Prepaid expenses and other current assets	8,095	8,845
Income taxes receivable	10,764	11,440
Total current assets	95,807	143,795
Property and equipment, net	36,085	39,363
Operating lease right-of-use assets, net	20,679	21,037
Intangible assets, net	2,843	25,376
Goodwill	—	76,039
Stanley Brothers USA Holdings purchase option	13,000	—
Notes receivable - noncurrent	1,037	—
Other long-term assets	2,062	5,177
Total assets	$ 171,513	$ 310,787
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 5,049	$ 4,891
Accrued and other current liabilities	9,570	12,763
Cultivation liabilities – current	3,448	9,304
Lease obligations – current	2,103	1,916
Total current liabilities	20,170	28,874
Cultivation liabilities – noncurrent	385	2,513
Lease obligations – noncurrent	20,500	20,567
Warrant and other long-term liabilities	12	4,591
Total liabilities	41,067	56,545
Commitments and contingencies
Shareholders’ equity:
Common shares, nil par value; unlimited shares authorized as of December 31, 2021 and 2020, respectively; 144,659,964 and 107,060,237 shares issued and outstanding as of December 31, 2021 and 2020	1	1
Proportionate voting shares, nil par value; nil shares authorized as of December 31, 2021 and unlimited shares authorized as of December 31, 2020, respectively; nil and 81,177 outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	319,059	305,133
Accumulated deficit	(188,614)	(50,892)
Total shareholders’ equity	130,446	254,242

Total liabilities and shareholders’ equity	$ 171,513	$ 310,787

CHARLOTTE’S WEB HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2021	2020

Revenue	$ 96,092	$ 95,226
Cost of goods sold	47,507	42,937
Gross profit	48,585	52,289

Selling, general and administrative expenses	97,641	103,631
Goodwill and asset impairments	98,003	—
Operating loss	(147,059)	(51,342)

Other income, net	51	1,330
Change in fair value of financial instruments and other	9,429	11,317
Loss before provision for income taxes	$ (137,579)	$ (38,695)
Income tax (expense) benefit	(143)	8,014
Net loss and comprehensive loss	$ (137,722)	$ (30,681)
Net loss per common share, basic and diluted	$ (0.98)	$ (0.25)
Weighted-average shares used in computing net loss per share, basic and diluted	140,769,247	125,012,249

CHARLOTTE’S WEB HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands, except share amounts)

	Proportionate Voting Shares	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Shares	Amount
Balance—December 31, 2019	95,342	67,418,174	$ 1	$ 144,206	$ (20,211)	$ 123,996
Exercise of stock options	—	3,987,035	—	2,467	—	2,467
Conversion to common shares	(16,140)	6,455,826	—	—	—	—
Withholding of common shares upon vesting of restricted share units	—	32,801	—	(19)	—	(19)
Share-based compensation	—	—	—	3,149	—	3,149
Harmony Hemp contingent equity compensation	—	114,696	—	1,177	—	1,177
2020 Share offering, net of warrants and issuance costs	—	11,500,000	—	44,591	—	44,591
Abacus acquisition	1,975	17,551,705	—	109,562	—	109,562
Net loss and comprehensive loss	—	—	—	—	(30,681)	(30,681)
Balance—December 31, 2020	81,177	107,060,237	$ 1	$ 305,133	$ (50,892)	$ 254,242
Exercise of stock options	—	8,261	$ —	$ 30	$ —	$ 30
Conversion to common shares	(81,177)	32,471,060	—	—	—	—
Exercise of warrants	—	98,788	—	441	—	441
Withholding of common shares upon vesting of restricted share units	—	182,727	—	(146)	—	(146)
Harmony Hemp contingent equity compensation	—	338,091	—	1,460	—	1,460
ATM Program, net of share issuance costs	—	4,500,800	—	8,118	—	8,118
Share-based compensation	—	—	—	4,023	—	4,023
Net loss and comprehensive loss	—	—	—	—	(137,722)	(137,722)
Balance—December 31, 2021	—	144,659,964	$ 1	$ 319,059	$ (188,614)	$ 130,446

CHARLOTTE’S WEB HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2021		2020

Cash flows from operating activities:
Net loss and comprehensive loss	$ (137,722)		$ (30,681)
Adjustments to reconcile net loss and comprehensive loss to net cash used in operating activities:
Depreciation and amortization	11,025		6,847
Goodwill and asset impairments	98,003		—
Change in fair value of financial instruments	(9,305)		(11,167)
Allowance for credit losses	1,509		834
Inventory provision	9,729		8,025
Share-based compensation	5,483		4,326
Loss (gain) on disposal of assets	390		(5)
Changes in operating assets and liabilities:
Accounts receivable, net	(948)		1,470
Inventories	1,023		(1,782)
Prepaid expenses and other current assets	694		(2,867)
Operating lease right-of-use assets and lease obligations	138		569
Accounts payable, accrued and other liabilities	(2,911)		(8,075)
Income taxes	676		(8,133)
Cultivation liabilities	(7,166)		(11,289)
Other operating assets and liabilities, net	(177)		(101)
Net cash used in operating activities	(29,559)		(52,029)
Cash flows from investing activities:
Acquisition of business, net of cash acquired	—		11,181
Purchases of property and equipment and intangible assets	(4,918)		(28,257)
Proceeds from sale of assets	13		91
Issuance of notes receivable, net of collections	510		(1,275)
Investment in Stanley Brothers USA Holdings purchase option	(8,000)	—	—
Other investing activities	606		(897)
Net cash used in investing activities	(11,789)		(19,157)
Cash flows from financing activities:
Proceeds from public offerings, net of issuance costs	8,257		53,797
Proceeds from stock option exercises	30		2,467
Other financing activities	(248)		(828)
Net cash provided by financing activities	8,039		55,436
Net decrease in cash and cash equivalents	(33,309)		(15,750)
Cash and cash equivalents —beginning of year	52,803		68,553

Cash and cash equivalents —end of year	$ 19,494		$ 52,803

Non-cash activities:
Equity instruments issued in business combinations	$ —		$ 109,562
Non-cash purchases of property and equipment	(2,500)		(1,291)
Non-cash inventory provision	(543)		(2,073)

(1) Non-GAAP Measures
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and gross profit excluding inventory provision are not recognized performance measures under U.S. GAAP. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Adjusted EBITDA does not have a standardized meaning prescribed under U.S. GAAP and therefore may not be comparable to similar measures presented by other issuers. The term EBITDA consists of net loss and excludes interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes share-based compensation, impairment of assets, transaction costs, legal settlement costs, restructuring charges, and adjustments for fair value. Adjusted EBITDA is included as a supplemental disclosure because management of the Company believes that such measurement provides a more meaningful assessment of the Company’s operations on a continuing basis by eliminating certain non-cash charges and charges or gains that are infrequent. The most directly comparable measure to Adjusted EBITDA calculated in accordance with U.S. GAAP is net loss. See “Adjusted EBITDA” below for a reconciliation of Adjusted EBITDA to net loss, the most directly comparable U.S. GAAP measure. Gross profit, excluding inventory provisions, is gross profit as stated in the Company’s Consolidated Statements of Operations and Comprehensive Loss adjusted to exclude the non-cash inventory provisions of $9,551 and $9,729 for Q4 and for 2021, respectively. The Company believes such measurement provides a more meaningful assessment of the Company’s gross profit on a continuing basis by eliminating non-cash inventory provisions.

	Three months ended		Twelve months ended December 31,
	December 31,
U.S. $ millions	2021	2020	2021	2020
Net loss and comprehensive loss	$(118.2)	$(14.3)	$(137.7)	$(30.7)
Depreciation of property and equipment and amortization of intangibles	2.8	2.2	11.0	6.8
Financing costs	0.1	(0.1)	0.1	0.1
Interest income	—	—	—	(0.1)
Income tax	0.1	(0.1)	0.1	(8.0)
EBITDA	$(115.2)	$(12.3)	(126.5)	(31.9)
Mark-to-market financial instruments	(0.3)	2.0	(9.4)	(11.3)
Share-based compensation	1.4	1.0	5.5	4.3
Impairment of assets	107.6	5.8	107.7	8.0
SEC registration and other transaction costs	1.0	0.2	1.9	5.9
Restructuring charges	1.0	0.2	2.2	1.4
Adjusted EBITDA(1)	$(4.5)	$(3.1)	(18.6)	(23.6)